Exhibit 21



         Subsidiary                                               Jurisdiction

         Four Oaks Bank & Trust Company                           North Carolina

         Four Oaks Mortgage Services, L.L.C.                      North Carolina

         Four Oaks Mortgage Company, L.P.                         Texas

         Four Oaks Statutory Trust I                              Delaware